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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No.3)*

                                   CADIZ INC
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   127537207
             -----------------------------------------------------
                                 (CUSIP Number)

                               NOVEMBER 30, 2006
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.127537207                      13G                    Page 2 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. #36-314-5972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            1,407
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            1,407
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,407
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       .01%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No.127537207                     13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley & Co. International Limited
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United Kingdom
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       BD, CO
--------------------------------------------------------------------------------

CUSIP No.127537207                    13G                      Page 4 of 9 Pages

Item 1.     (a)   Name of Issuer:
                  CADIZ INC
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  777 SOUTH FIGUEROA STREET
                  SUITE 4250
                  LOS ANGELES, CA 90017
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:
                  (1) Morgan Stanley
                  (2) Morgan Stanley & Co. International Limited
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  (1) 1585 Broadway
                      New York, NY 10036
                  (2) 25 cabot Square
                      Canary Wharf, London E14 4QA, England
                  --------------------------------------------------------------
            (c)   Citizenship:
                  (1) The state of organization is Delaware.
                  (2) United Kingdom
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  127537207
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [x] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
                     Morgan Stanley & Co. International Limited

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
                     Morgan Stanley

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.127537207                   13-G                      Page 5 of 9 Pages


Item 4.    Ownership as of November 30, 2006.

           (a) Amount beneficially owned:
           See the response(s) to Item  9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to  vote or to direct  the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           (1) As of the date hereof, Morgan Stanley has ceased to be the beneficial owner of more than five percent of the class of securities.

           (2) As of the date hereof, Morgan Stanley & Co. International Limited has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
           See Exhibit 99.3

Item 8.    Identification and Classification of Members of the Group.
           Not Applicable

Item 9.    Notice of Dissolution of Group.
           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.127537207                   13-G                      Page 6 of 9 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       December 11, 2006

Signature:  /s/ Jill Ostergaard
            --------------------------------------------------------------------

Name/Title: Jill Ostergaard/Managing Director, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       December 11, 2006

Signature:  /s/ Derek Bandeen
            --------------------------------------------------------------------

Name/Title: Derek Bandeen/Managing Director, Morgan Stanley & Co. International
                          Limited
            --------------------------------------------------------------------
            MORGAN STANLEY & CO. INTERNATIONAL LIMITED




EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----

   99.1              Joint Filing Agreement                                   7

   99.2              Secretary's Certificate Authorizing Jill Ostergaard      8
                     to Sign on behalf of Morgan Stanley

   99.3              Item 7 Information                                       9


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.127537207                   13-G                      Page 7 of 9 Pages


                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                               DECEMBER 11, 2006
              ---------------------------------------------------


              MORGAN STANLEY and MORGAN STANLEY & CO. INTERNATIONAL LIMITED,

              hereby agree that, unless differentiated, this

              Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Jill Ostergaard
           ---------------------------------------------------------------------
           Jill Ostergaard/Managing Director, Morgan Stanley

           MORGAN STANLEY & CO. INTERNATIONAL LIMITED

           BY: /s/ Derek Bandeen
           ---------------------------------------------------------------------
           Derek Bandeen/Managing Director, Morgan Stanley & Co. International
                         Limited


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.127537207                       13-G                  Page 8 of 9 Pages

                                   EXHIBIT NO. 99.2
                                  ------------------

                                    MORGAN STANLEY

                                SECRETARY'S CERTIFICATE


         I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify as follows:


             (1) Gary G. Lynch is the duly elected Executive Vice President,
                 Chief Legal Officer and Secretary of the Corporation;

             (2) Pursuant to Section 7.01 of the Bylaws of the Corporation
                 and resolutions approved by the Board of Directors of the Corporation on September 25, 1998, the Chief Legal Officer is authorized to enter into agreements and other instruments on behalf of the Corporation and may delegate such powers to others under his jurisdiction; and

             (3) Mr. Lynch signed a Delegation of Authority, dated as of
                 April 7, 2006, which authorized Stuart J. M. Breslow, Dennine Bullard, John H. Faulkner, Christopher L. O'Dell and Jill W. Ostergaard to sign reports to be filed under
                 Section 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation. Such authorization is in full force and effect as of this date

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 10th day of July, 2006.

                                                ______________________________
                                                Charlene R. Herzer
                                                Assistant Secretary

CUSIP No.127537207                    13-G                     Page 9 of 9 Pages

                                 EXHIBIT NO. 99.3
                                ------------------

                                ITEM 7 INFORMATION


         The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

   Morgan Stanley & Co. International Limited, a broker dealer registered under

   Section 15 of the Securities Exchange Act of 1934, as amended. Morgan Stanley

   & Co. International limited is a wholly-owned subsidiary of Morgan Stanley.